Registration Statement No.333-285508
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated April 28, 2026 to the Prospectus dated March 25, 2025, the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$1,435,000
Senior Medium-Term Notes, Series K
Autocallable Barrier Notes with Contingent Coupons due May 01, 2031
Linked to the MerQube US Tech+ Vol Advantage Index

•	The notes are designed for investors who are seeking quarterly contingent periodic interest payments (as described in more detail below), as well as a return of principal if the closing level of the MerQube US Tech+ Vol Advantage Index (the “Reference Asset”) on any quarterly Observation Date beginning in April 2027 is greater than 100% of its Initial Level (the “Call Level”). Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Reference Asset and be willing to lose some or all of their principal at maturity.
•	The notes will pay a Contingent Coupon on each Contingent Coupon Payment Date at the Contingent Interest Rate of 2.775% per quarter (approximately 11.10% per annum) if the closing level of the Reference Asset on the applicable quarterly Observation Date is greater than or equal to its Coupon Barrier Level. However, if the closing level of the Reference Asset is less than its Coupon Barrier Level on an Observation Date, the notes will not pay the Contingent Coupon for that Observation Date.
•	Beginning on April 28, 2027, if on any Observation Date, the closing level of the Reference Asset is greater than its Call Level, the notes will be automatically redeemed. On the following Contingent Coupon Payment Date (the “Call Settlement Date"), investors will receive their principal amount plus the Contingent Coupon otherwise due. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of the Reference Asset and whether the Final Level of that Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.
•	If the notes are not automatically redeemed and a Trigger Event has occurred, investors will lose 1% of the principal amount for each 1% decrease in the level of the Reference Asset from its Initial Level to its Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount, together with the final Contingent Coupon, if payable.
•	Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Asset.
•	The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	April 28, 2026	Valuation Date:	April 28, 2031
Settlement Date:	April 30, 2026	Maturity Date:	May 01, 2031

Specific Terms of the Notes:

Autocallable Number	Reference Asset	Ticker Symbol	Initial Level	Contingent Interest Rate	Coupon Barrier Level*	Trigger Level*	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
6360	The MerQube US Tech+ Vol Advantage Index	MQUSTVA	12,974.38	2.775% per quarter (approximately 11.10% per annum)	7,784.63, 60.00% of its Initial Level	6,487.19, 50.00% of its Initial Level	06376KPR3	$1,435,000.00	100%	5.00% $71,750.00	95.00% $1,363,250.00

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $950.00 and $1,000 per $1,000 in principal amount.

* Rounded to two decimal places.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $916.79 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset:	The MerQube US Tech+ Vol Advantage Index (ticker symbol "MQUSTVA"). See "The Reference Asset" below for additional information.

Contingent Coupons:	If the closing level of the Reference Asset on an Observation Date is greater than or equal to its Coupon Barrier Level, a Contingent Coupon will be paid on the corresponding Contingent Coupon Payment Date at the Contingent Interest Rate, subject to the automatic redemption feature.

Contingent Interest Rate:	2.775% per quarter (approximately 11.10% per annum), if payable. Accordingly, each Contingent Coupon, if payable, will equal $27.75 for each $1,000 in principal amount.

Contingent Coupon Payment Dates and Observation Dates:[1]

Observation Dates	Contingent Coupon Payment Dates
July 28, 2026	July 31, 2026
October 28, 2026	November 2, 2026
January 28, 2027	February 2, 2027
April 28, 2027	May 3, 2027
July 28, 2027	August 2, 2027
October 28, 2027	November 2, 2027
January 28, 2028	February 2, 2028
April 28, 2028	May 3, 2028
July 28, 2028	August 2, 2028
October 30, 2028	November 2, 2028
January 29, 2029	February 1, 2029
April 30, 2029	May 3, 2029
July 30, 2029	August 2, 2029
October 29, 2029	November 1, 2029
January 28, 2030	January 31, 2030
April 29, 2030	May 2, 2030
July 29, 2030	August 1, 2030
October 28, 2030	October 31, 2030
Valuation Date	Maturity Date

Automatic Redemption:	Beginning on April 28, 2027, if, on any Observation Date, the closing level of the Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the Notes.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the Call Settlement Date, investors will receive their principal amount plus the Contingent Coupon otherwise due.

Call Settlement Date:[1]	If the notes are automatically redeemed, the Contingent Coupon Payment Date immediately following the relevant Observation Date.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Asset.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + [$1,000 x Percentage Change]

This amount will be less than the principal amount of your note, and may be zero.

You will also receive the final Contingent Coupon, if payable.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the Final Level of the Reference Asset is less than its Trigger Level on the Valuation Date.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	As set forth on the cover hereof.

Coupon Barrier Level:[2]	7,784.63, which is 60.00% of the Initial Level (rounded to two decimal places).

Trigger Level:[2]	6,487.19, which is 50.00% of the Initial Level (rounded to two decimal places).

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Call Level:[2]	100.00% of the Initial Level.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Pricing Date:	April 28, 2026

Settlement Date:	April 30, 2026

Valuation Date:[1]	April 28, 2031

Maturity Date:[1]	May 01, 2031

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See "General Terms of the Notes - Adjustments to a Reference Asset that Is an Index" in the product supplement for additional information.

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Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004743/b324250424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level and whether a Trigger Event has occurred. If the Final Level is less than its Trigger Level, a Trigger Event will occur, and you will lose 1% of the principal amount for each 1% that the Final Level is less than the Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	You may not receive any Contingent Coupons with respect to your notes. — We will not necessarily make periodic interest payments on the notes. If the closing level of the Reference Asset on an Observation Date is less than its Coupon Barrier Level, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing level of the Reference Asset is less than its Coupon Barrier Level on each of the Observation Dates, we will not pay you any Contingent Coupons during the term of the notes, and you will not receive a positive return on the notes. Generally, this non-payment of any Contingent Coupons will coincide with a greater risk of principal loss on your notes.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of the Reference Asset on any Observation Date is greater than its Call Level. Following an automatic redemption, you will not receive any additional Contingent Coupons and may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	Your return on the notes is limited to the Contingent Coupons, if any, regardless of any increase in the level of the Reference Asset. — You will not receive a payment at maturity with a value greater than your principal amount plus the final Contingent Coupon, if payable. In addition, if the notes are automatically redeemed, you will not receive a payment greater than the principal amount plus the applicable Contingent Coupon, even if the Final Level of the Reference Asset exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Contingent Coupons.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments and you may not receive any Contingent Coupons over the term of the notes. Even if you do receive one or more Contingent Coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
•	A higher Contingent Interest Rate or lower Trigger Level or Coupon Barrier Level may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Contingent Interest Rate, Coupon Barrier Level and Trigger Level, are based, in part, on the expected volatility of the Reference Asset at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Reference Asset. The greater the expected volatility of the Reference Asset as of the Pricing Date, the greater the expectation is as of that date that the closing level of the Reference Asset could be less than its Coupon Barrier Level on any Observation Date and that a Trigger Event could occur and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Interest Rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower Trigger Level and/or Coupon Barrier Level than those terms on otherwise comparable securities. Therefore, a relatively higher Contingent Interest Rate may indicate an increased risk of loss. Further, a relatively lower Trigger Level and/or Coupon Barrier may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity and/or paying Contingent Coupons. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose a significant portion or all of your initial investment.

Risks Related to the Reference Asset

•	The strategy tracked by the MQUSTVA and the views implicit in the MQUSTVA are not guaranteed to succeed. The strategy tracked by the MQUSTVA is not guaranteed to be successful. It is impossible to predict whether and the extent to which the MQUSTVA or the underlying position in the Invesco QQQ TrustSM, Series 1 (the “QQQ” and such position, the “QQQ Position”) will yield positive or negative results. You should seek your own advice as necessary to assess the MQUSTVA and its strategy.

The MQUSTVA attempts to provide a dynamic rules-based exposure to the QQQ Position while targeting a pre-defined level of implied volatility, net of a daily deduction. The MQUSTVA adjusts its exposure to the QQQ Position weekly, based on the implied volatility of the QQQ. By seeking to maintain a predetermined level of volatility, the MQUSTVA may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a set level of volatility. In addition, the volatility control mechanism includes a maximum limit on exposure to the QQQ Position, regardless of whether the observed implied volatility of the QQQ Position, adjusted for exposure, corresponds with the targeted volatility. Additionally, the adjustments to the exposure of the MQUSTVA to the QQQ Position occur on a weekly basis, meaning that an observed change in volatility will not be immediately reflected and the MQUSTVA’s exposure may not be reduced quickly enough to avoid negative performance or increased quickly enough to capture positive performance. These provisions may limit the ability of the MQUSTVA to adjust to market conditions with sufficient speed during periods of excessive changes in volatility or to participate in favorable performance of the QQQ and/or the QQQ Position and may cause the MQUSTVA to underperform another strategy that is not subject to these or similar conditions. The MQUSTVA includes a decrement feature, which reduces the performance of the MQUSTVA in all cases, whether the QQQ Position appreciates or depreciates. Additionally, the QQQ Position will reflect the deduction of a notional financing cost which will reduce its performance.

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It is impossible to predict and list all factors and events that may impact the MQUSTVA and QQQ Position, positively or negatively. Conditions in particular markets, as well as overall market and macroeconomic conditions and other events and circumstances, may affect the MQUSTVA and QQQ Position in unanticipated ways, which could adversely affect the MQUSTVA performance and, therefore, your return on any investment linked to the MQUSTVA. Certain disruption or extraordinary events may also require the applicable index sponsor to adjust or terminate the MQUSTVA, the MerQube ETF QQQ Excess Return Index I (the “MQROQQE1”) or the MerQube ETF QQQ Total Return Index (“MQROQQTU”), which could adversely affect the QQQ Position, the MQUSTVA’s performance and the return on any investment linked to the MQUSTVA.

No assurance can be given that the investment strategy on which the MQUSTVA or QQQ Position is based will be successful or that the MQUSTVA or QQQ Position will outperform any alternative strategy that might be employed in respect of the QQQ Position, the MQROQQTU or the QQQ.

•	The MQUSTVA may underperform the QQQ Position and/or the QQQ, and the QQQ Position may underperform the QQQ. The MQUSTVA is intended to provide volatility-adjusted exposure to the QQQ Position net of a daily decrement deduction. The QQQ Position is represented by the MQROQQE1, which is calculated as the total return performance of the QQQ (represented by the performance of the MQROQQTU) minus a notional financing cost based on the Secured Overnight Financing Rate (“SOFR”) plus a spread. The MQUSTVA increases its exposure to the QQQ Position when the implied volatility of the QQQ is lower and decreases exposure to the QQQ Position when the implied volatility of the QQQ volatility is higher. The underlying investment thesis, which may or may not prove to be accurate, is that decreasing exposure to the QQQ Position during periods of increased volatility of the QQQ will limit the MQUSTVA’s participation in rapid downturns. However, decreasing exposure to the QQQ Position during periods of increased volatility will also limit the MQUSTVA’s participation in any rapid growth. There can be no assurance that the MQUSTVA’s investment thesis will prove correct or that the MQUSTVA will effectively implement its investment thesis. Additionally, because of the embedded deductions, the MQUSTVA will underperform the QQQ Position, adjusted for exposure, and the QQQ Position will underperform the QQQ.
•	The decrement will reduce the performance of the MQUSTVA. The MQUSTVA includes a decrement feature, whereby a decrement based on a per annum rate of 6% is deducted daily as part of the calculation of the MQUSTVA level. The QQQ Position, adjusted for exposure, must increase by an amount sufficient to offset the decrement in order for the MQUSTVA to display a positive return, and, even when the QQQ Position performs positively, the decrement will reduce the performance of the MQUSTVA. Accordingly, the level of the MQUSTVA may decline even if the level of the QQQ Position increases or the QQQ appreciates. The decrement will adversely affect the performance of the MQUSTVA in all cases, whether the QQQ Position performs positively or negatively.
•	The QQQ Position is calculated on an “excess return” basis. “Excess return” is a measure of the extent to which a particular asset, in this case MQROQQTU, outperforms another market measure. The level of the MQROQQE1 is calculated by determining the total return of the QQQ (as represented by the MQROQQTU) and deducting of a notional financing cost equal to SOFR plus a spread of 0.50% per annum. The notional financing cost will be deducted daily. Therefore, the notional financing cost may offset in whole or in part any increases in the level of the QQQ or MQROQQTU, which will have the effect of reducing the amount payable to you. This deduction is separate from, and in addition to, the decrement feature.

Any increase in SOFR rates, whether due to the Federal Reserve decisions to raise interest rates (specifically, its federal funds target rate) or otherwise, will increase the adverse effect of the notional financing cost on performance of the MQROQQE1 and thereby the MQUSTVA. SOFR will be affected by many factors, including, among others described under “—SOFR will be affected by a number of factors and may be volatile” below, the monetary policy of the Federal Reserve, and SOFR has fluctuated significantly over time. For example, on December 31, 2021, the SOFR rate was 0.05% and, on December 29, 2023, the SOFR rate was 5.38%. The Federal Reserve raised its federal funds target rate over periods in the past and may do so again in the future.

Additionally, the fixed spread added to SOFR as part of the notional financing cost will further reduce the performance of the MQROQQE1 and the MQUSTVA and the return on your notes. While the notional financing cost is intended to approximate the cost of maintaining a position in the QQQ using borrowed funds, the actual cost of maintaining a position in the QQQ at any time may be less than the notional financing cost.

•	SOFR will be affected by a number of factors and may be volatile. The notional financing cost will depend on SOFR. The level of SOFR will depend on a number of factors, including, but not limited to:
o	supply and demand for overnight U.S. Treasury repurchase agreements;
o	general U.S. and global economic conditions;
o	sentiment regarding underlying strength in the U.S. and global economies;
o	inflation and expectations concerning inflation;
o	sentiment regarding credit quality in the U.S. and global credit markets;
o	central bank policy regarding interest rates;
o	performance of capital markets; and
o	any statements from public government officials regarding the cessation of SOFR.

These and other factors may have a material effect on the performance of SOFR, on the notional financing cost, on the performance of the QQQ Position and the MQUSTVA, on the value of the notes in the secondary market, and on your return on the notes.

•	The administrator of SOFR may make changes that could adversely affect the level of SOFR or discontinue SOFR and has no obligation to consider your interest in doing so. The Federal Reserve Bank of New York (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in an increase to the notional financing cost, which would adversely affect the performance of the QQQ Position and MQUSTVA and the value of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

•	The MQUSTVA is subject to risks associated with significant leverage. The MQUSTVA uses a volatility-control mechanism to achieve its target volatility, which may involve the use of significant leverage. The volatility control mechanism adjusts the “exposure” of the MQUSTVA to the QQQ Position. At times, the exposure can be as high as 500%, meaning that a 1% daily decrease in the QQQ Position will be reflected as a 5% daily decrease in the level of the MQUSTVA, before accounting for the daily decrement which will further diminish the performance of the MQUSTVA. When the MQUSTVA employs leveraged exposure in this way, any decline (including any deduction related to the “excess return” construct) in the QQQ Position will be magnified, resulting in accelerated losses.

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•	The MQUSTVA may be significantly uninvested in the QQQ Position. The MQUSTVA’s exposure to the QQQ Position may be less than 100% if the implied volatility of the QQQ is above 35% as of the applicable weekly rebalancing. If the MQUSTVA’s exposure to the QQQ Position is less than 100%, the MQUSTVA will not be fully “invested”, and any uninvested portion will earn no return. The MQUSTVA may be significantly uninvested on any given day and will realize only a portion of any gains due to increases in the level of the QQQ Position on any such day. The 6.0% per annum decrement is deducted daily, even when the MQUSTVA is not fully invested.
•	The volatility control mechanism may negatively impact the performance of the MQUSTVA. The MQUSTVA employs a rules-based volatility control mechanism that aims to control volatility close to a pre-defined target level. By seeking to maintain a predetermined level of implied volatility, the MQUSTVA may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a level of volatility. The volatility control mechanisms also include limits on maximum exposure, regardless of the observed volatility. These provisions may limit the ability to adjust to market conditions or to participate in favorable performance of the QQQ Position or QQQ and, accordingly, may cause the MQUSTVA to underperform another strategy that is not subject to these or similar conditions.
•	The MQUSTVA may not approximate its target volatility. The MQUSTVA seeks to maintain a target volatility by dynamically adjusting its exposure to the QQQ Position on a weekly basis, subject to a maximum exposure of 500% and a minimum exposure of 0%. These adjustments are made based on the implied volatility of the QQQ. There is no guarantee that such measures will be an accurate representation of future volatility. The volatility of a portfolio on any day may change quickly and unexpectedly. If the volatility of the QQQ changes rapidly from day-to-day, the MQUSTVA will not match such changes in volatility, since the exposure of the MQUSTVA is only adjusted weekly. Further, there can be no assurance that the volatility control mechanism employed by the MQUSTVA will be the most effective way to accurately assess volatility or to predict patterns of volatility. There can be no assurance that the MQUSTVA will achieve its target volatility.
•	Implied volatility may not be an accurate indicator of future volatility. The MQUSTVA seeks to take on a defined degree of expected risk by allocating exposure to the QQQ Position based on the volatility control mechanism. The MQUSTVA measures the expected risk of its portfolio based on implied volatility, which is calculated over the course of a pre-determined time window near the end of each weekly trading session. There can be no assurance that the implied volatility measured during this pre-determined time window will be indicative of future volatility of the portfolio or of volatility at any other time. In addition, other potential measures of volatility, such as historical volatility, may be a more accurate measure of volatility than implied volatility. As a result, the measure of expected risk used by the MQUSTVA may be less accurate than other measures that could have been used.
•	The MQUSTVA may be adversely affected by a “volatility drag” effect. If the MQUSTVA is not consistently successful in increasing exposure to the QQQ Position in advance of increases in the value of the QQQ Position and reducing exposure to the QQQ Position in advance of declines in the value of the QQQ Position, then the MQUSTVA is also expected to be subject to a “volatility drag” effect, which will exacerbate the decline that results from having highly leveraged exposure to the declines in the value of the QQQ Position. The decay effect would result from the fact that the MQUSTVA resets its leveraged exposure to the QQQ Position on a weekly basis, and would manifest any time the level of the QQQ Position moves in one direction prior to a reset and another following the reset. The decay effect would result because resetting leverage after an increase but in advance of a decline would cause an Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause an Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the MQUSTVA would be relative to the performance of the QQQ Position.
•	There can be no guarantee that the method by which implied volatility is determined will be effective and you should undertake your own investigation into the method by which implied volatility is calculated for the MQUSTVA. The volatility measure referenced in the calculation of the MQUSTVA is determined based on the implied volatility of the QQQ, calculated based on the prices of listed options on the QQQ with a one week expiration. Further details on the method of calculating implied volatility for the MQUSTVA are publicly available, and you should undertake your own investigation into the method by which implied volatility is calculated or any assumptions on which this methodology may be based. There can be no guarantee that the method by which implied volatility is determined for purposes of calculating the MQUSTVA will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.
•	Non-U.S. securities risk. The MQUSTVA references the QQQ Position, which tracks the performance of the QQQ on an excess return basis. Some of the equity securities held by the QQQ are issued by non-U.S. companies. Investments linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	The MQUSTVA, the MQROQQE1 and the MQROQQTU were recently launched and have limited operating history. The MQUSTVA was launched on June 22, 2021, the MQROQQE1 was launched on December 18, 2025 and the MQROQQTU was launched on December 15, 2023 and each therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the MQUSTVA which may make it more difficult for you to evaluate the historical performance of the MQUSTVA and make an informed investment decision than would be the case if each of the MQUSTVA, the MQROQQE1 and the MQROQQTU had a longer history.
•	Historical performance of the MQUSTVA should not be taken as an indication of the future performance of the MQUSTVA. The actual performance of the MQUSTVA over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the MQUSTVA or its hypothetical, back-tested historical performance. As a result, it is impossible to predict whether the level of the MQUSTVA will rise or fall.

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The publicly available levels of the MQUSTVA and the MQROQQTU for any dates prior to their respective launch dates were calculated using hypothetical back-tested performance. Hypothetical back-tested performance prior to the launch of the MQUSTVA and the MQROQQTU refers to simulated performance data created by applying each index’s respective calculation methodology to historical or simulated levels of the QQQ Position (which itself is based on applying the QQQ Position’s calculation methodology to historical or simulated levels of the MQROQQTU) and other market measures. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, that is, with the benefit of being able to evaluate how the MQUSTVA methodology would have caused the MQUSTVA to perform had it existed during the hypothetical back-test period. It is impossible to predict whether the MQUSTVA will rise or fall. Accordingly, the actual performance of the MQUSTVA may differ significantly from the back-tested information, and if the MQUSTVA is shown to have generally appreciated over the hypothetical back-test period, that may not therefore be an accurate or reliable indication of any fundamental aspect of the MQUSTVA methodology.

Moreover, prior to February 9, 2024, the MQUSTVA applied a different methodology that did not reference the QQQ Position and instead was calculated based on an adjusted level based on the prices of E-mini Nasdaq 100 futures contracts. The calculation of the QQQ Position that is applied after February 9, 2024 involves significantly different calculations as compared to the prior methodology of the MQUSTVA that referenced the level of E-mini Nasdaq 100 futures contracts. Since the levels of the MQUSTVA prior to February 9, 2024 were calculated using a methodology that referenced a different underlying asset, the current methodology was not applied to the calculation of such levels and those prior levels do not reflect the levels that would have resulted had the current methodology of the MQUSTVA been applied. Such results are therefore neither an indicator nor a guarantor of future results of the application of the current methodology of the MQUSTVA.

The hypothetical back-tested performance of the MQUSTVA and the QQQ Position, prior to June 22, 2021 and December 15, 2023 respectively, cannot fully reflect the actual results that would have occurred had each of the MQUSTVA and the QQQ Position actually been calculated during that period and should not be relied upon as an indication of the MQUSTVA’s future performance. In addition, the historical performance of the MQUSTVA prior to February 9, 2024 does not reflect the application of the current methodology of the MQUSTVA and should not be relied upon as an indication of the MQUSTVA’s future performance. A longer history of actual performance could be helpful in providing more reliable information on which to assess the MQUSTVA.

•	MerQube sponsors, administers, calculates and publishes the MQUSTVA, the MQROQQE1 and the MQROQQTU. MerQube have the authority to determine whether certain events affecting the MQUSTVA, the QQQ Position (represented by the MQROQQE1) or the MQROQQTU have occurred including, but not limited to, events affecting the measures referenced in the calculation of the indices. Potential investors in the notes should be aware that any determination or calculation made by MerQube may affect the level of the MQUSTVA, the QQQ Position (as represented by the MQROQQE1, which references the MQROQQTU) and, as appropriate, the performance of any instruments linked to the performance of the MQUSTVA, including the notes. MerQube has no obligation to consider the interest of investors in any such instruments, including the notes, when making any determination or calculation. Determinations of calculations by MerQube may negatively impact your return on the notes.
•	Owning the notes is not the same as a hypothetical direct investment in the MQUSTVA, the QQQ Position, the MQROQQE1, the MQROQQTU or the QQQ or a security directly linked to the MQUSTVA, the QQQ Position, the MQROQQE1, the MQROQQTU or the QQQ. The return on your notes will not reflect the return you would realize if you made a hypothetical direct investment in the MQUSTVA, the QQQ Position, the MQROQQE1, the MQROQQTU, the QQQ or the underlying securities of the QQQ, or a security directly linked to the performance of the MQUSTVA, the QQQ Position, the MQROQQE1, the MQROQQTU, the QQQ or the underlying securities of the QQQ and held that investment for a similar period. Your notes may trade quite differently from the MQUSTVA, the MQROQQE1, the MQROQQTU, the QQQ or the underlying securities of the QQQ. Changes in the level of the MQUSTVA, the MQROQQE1, the MQROQQTU, or changes in the prices of the QQQ or the underlying securities of the QQQ, may not result in comparable changes in the market value of your notes. Even if the level of the MQUSTVA, QQQ Position, the MQROQQE1 and/or the MQROQQTU, or the prices of the QQQ or the underlying securities of the QQQ, increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the MQUSTVA, the QQQ Position, the MQROQQE1 or the MQROQQTU, or the prices of the QQQ and the underlying securities of the QQQ, increases.
•	You will not have any shareholder rights and will have no right to receive any securities referenced by the MQUSTVA or the QQQ Position, nor shares of any company included in the QQQ, at maturity. Investing in your notes will not make you a holder of any securities held or referenced by the MQUSTVA or the QQQ Position or of any shares of any company included in the QQQ. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to such underlying securities.
•	We have no affiliation with the index sponsor and will not be responsible for the index sponsor’s actions. The sponsor of the MQUSTVA is not our affiliate and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor may consult with market participants before taking any action with respect to the index, and these market participants may include parties with whom we have entered into hedging arrangements with respect to the notes. None of these parties have any obligation of any sort with respect to the notes. Thus, neither the index sponsor nor any hedging counterparty has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the index sponsor.
•	You must rely on your own evaluation of the merits of an investment linked to the MQUSTVA. In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the MQUSTVA, the MQROQQE1, the MQROQQTU, SOFR or the prices of the QQQ or the securities included in the QQQ. One or more of our affiliates have published, and in the future may publish, research reports that express views on the MQUSTVA, the MQROQQTU, the MQROQQE1, SOFR, the QQQ or the securities included in the QQQ. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the MQUSTVA, the MQROQQTU, the MQROQQE1, SOFR or the QQQ at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the MQUSTVA and the measures it references from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

8

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of the QQQ, securities included in the QQQ or on options related to the QQQ on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the MQUSTVA and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the MQUSTVA, the MQROQQE1, the MQROQQTU or the QQQ. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes. Additionally, we may enter into transactions with a hedging counterparty to offset our obligations under the notes. Any such hedging counterparty and its affiliates may engage in activities that are adverse to your interests as a holder of the notes, including the activities described in this paragraph as well as other activities with respect to the MQUSTVA.
•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes and may have entered or may enter into agreements with third-parties to hedge our obligations under the notes. We, any of our affiliates, any hedging counterparty and any of their affiliates may carry out market transactions related to the MQUSTVA, including purchasing or selling shares of the QQQ, shares of securities included in the QQQ, futures or options relating to the MQUSTVA, MQROQQE1, MQROQQQTU, SOFR, QQQ or securities included in the QQQ or other derivative instruments with returns linked or related to changes in the performance on the MQUSTVA, MQROQQE1, MQROQQQTU, SOFR, QQQ or securities included in the QQQ. We, any of our affiliates, any hedging counter party and any of their affiliates may also trade in the securities included in the QQQ or instruments related to the MQUSTVA, MQROQQE1, MQROQQQTU, SOFR, QQQ or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the level of the Reference Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

9

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not automatically redeemed. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Trigger Level of 50.00 (50.00% of the hypothetical Initial Level), a hypothetical Call Level of 100.00 (100.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity .

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the applicable Contingent Coupon.

As discussed in more detail above, your total return on the notes will also depend on the number of Contingent Coupon Dates on which the Contingent Coupon is payable. It is possible that the only payments on your notes will be the payment, if any, due at maturity. The payment at maturity will not exceed the principal amount, and may be significantly less.

Hypothetical Final Level	Hypothetical Final Level Expressed as a Percentage of the Initial Level	Payment at Maturity (Excluding Coupons)
200.00	200.00%	$1,000.00
180.00	180.00%	$1,000.00
160.00	160.00%	$1,000.00
140.00	140.00%	$1,000.00
120.00	120.00%	$1,000.00
100.00	100.00%	$1,000.00
90.00	90.00%	$1,000.00
80.00	80.00%	$1,000.00
70.00	70.00%	$1,000.00
50.00	50.00%	$1,000.00
49.99	49.99%	$499.90
40.00	40.00%	$400.00
20.00	20.00%	$200.00
0.00	0.00%	$0.00

10

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid contingent income-bearing derivative contracts in respect of the Reference Asset for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying product supplement under "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Investment Units Consisting of a Debt Portion and a Put Option, as Pre-Paid Contingent Income-Bearing Derivative Contracts, or as Pre-Paid Derivative Contracts—Notes Treated as Pre-Paid Contingent Income-Bearing Derivative Contracts," which applies to the notes.

11

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

12

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA")) for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

13

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

14

The Reference Asset

All disclosures contained in this pricing supplement regarding the Reference Asset, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing levels, have been derived from publicly available information prepared by the applicable sponsor. The information reflects the policies of, and is subject to change by, the sponsor. The sponsor owns the copyrights and all rights to the Reference Asset. The sponsor is under no obligation to continue to publish, and may discontinue publication of, the Reference Asset. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor.

We encourage you to review recent levels of the Reference Asset prior to making an investment decision with respect to the notes.

The MerQube US Tech+ Vol Advantage Index

The MerQube US Tech+ Vol Advantage Index (the “MQUSTVA”) attempts to provide a dynamic rules-based exposure to an unfunded position in the Invesco QQQ TrustSM, Series 1 (the “QQQ” and such position, the “QQQ Position”), while targeting a level of implied volatility of 35% (the “Volatility Target”), net of a daily deduction based on a rate of 6% per annum. The MQUSTVA adjusts its exposure to the QQQ Position weekly, based on the implied volatility of the QQQ. On each weekly rebalance day (each, an “Index Rebalance Day”), the exposure to the QQQ Position (the “Leverage Factor”) is set equal to (a) the Volatility Target divided by (b) the one-week implied volatility of the QQQ, subject to a maximum exposure of 500% and a minimum exposure of 0%.

The performance of the QQQ Position is excess return and is represented by the performance of the MerQube ETF QQQ Excess Return Index I (“MQROQQE1”). The MQROQQE1 is calculated as the excess return performance of the QQQ, represented by the MerQube ETF QQQ Total Return Index (“MQROQQTU”) minus a notional financing cost (based on the Secured Overnight Financing Rate (“SOFR”) plus a spread of 0.5% per annum).

The MQUSTVA is sponsored, administered and calculated by MerQube, which collectively refers to MerQube Inc, MerQube UK Limited and any of their respective subsidiaries and affiliates. The MQUSTVA was developed by MerQube in coordination with J.P. Morgan Securities LLC. The MQUSTVA was first calculated on June 22, 2021, and is calculated based on a base date of January 7, 2005. The MQUSTVA is scheduled to be calculated on each day on which the NASDAQ is scheduled to open for trading for its regular trading session (such day, an “Index Calculation Day”) and is published on Bloomberg under the ticker “MQUSTVA”.

The MQROQQTU is designed to track the total return performance of the QQQ and the MQROQQE1 is designed to track the excess return performance of the QQQ. The QQQ is a unit investment trust designed to generally correspond to the price and yield performance of the NASDAQ 100 Index®. The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of both U.S. and non-U.S. non-financial companies listed on The NASDAQ Stock Market based on market capitalization.

Prior to February 9, 2024, the MQUSTVA referenced the E-mini Nasdaq 100 futures contracts instead of the QQQ Position.

The full methodology of the MQUSTVA is publicly available online at https://merqube.com/index/MQUSTVA. The foregoing website address is an inactive textual reference only and the contents of such website and the information contained therein are not incorporated into this document.

Calculation of the Level of the MQUSTVA

On each Index Calculation Day, the level of the MQUSTVA is calculated by adjusting the closing level of the MQUSTVA on the immediately preceding Index Rebalance Day to reflect (a) the performance of the QQQ Position from the immediately preceding Index Rebalance Day, scaled by the prevailing Leverage Factor (as defined below) determined on the immediately preceding Index Rebalance Day, and (b) the accrual of the 6% per annum daily deduction from the immediately preceding Index Rebalance Day, calculated on the basis of the actual number of calendar days elapsed and a 360 day year (i.e., ACT/360 basis). Expressed as a formula:

Where:

=	the level of the MQUSTVA in respect of Index Calculation Day t;

=	the level of the MQUSTVA in respect of the Index Rebalance Day immediately preceding Index Calculation Day t;

=	the Leverage Factor in respect of the Index Rebalance Day immediately preceding Index Calculation Day t (calculated as described in greater detail below);

=	the level of the MQROQQE1 in respect of Index Calculation Day t (calculated as described in greater detail below);

=	the level of the MQROQQE1 in respect of the Index Rebalance Day immediately preceding Index Calculation Day t (calculated as described in greater detail below);

=	6.0%; and

=	the number of calendar days from the Index Rebalance Day immediately preceding Index Calculation Day t to Index Calculation Day t.

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The Leverage Factor resets weekly on each Index Rebalance Day (subject to the occurrence of any market disruption events) and reflects the degree of exposure of the MQUSTVA in the performance of the QQQ Position, before the daily decrement is applied. It is calculated based on the implied volatility of the QQQ and is subject to a maximum of 500% and a minimum of 0%, as discussed in greater detail below. The Leverage Factor may magnify the MQUSTVA’s exposure to negative performance of the QQQ Position or reduce the ability of the MQUSTVA to participate in positive performance of the QQQ Position. Similarly, the 6.0% per annum daily deduction will offset any positive performance of the QQQ and magnify any negative performance of the QQQ. The Leverage Factor may and the daily deduction will adversely affect the performance of the MQUSTVA.

Several changes to the methodology were made as of February 9, 2024. Prior to February 9, 2024, among other differences, the level of the MQUSTVA referenced E-mini Nasdaq 100 futures contracts instead of the MQROQQE1 and the time weighted average price (“TWAP”) of such futures contracts.

Additionally, the level of the MQUSTVA is subject to a minimum level of 0 (i.e., the level will never be negative). If the level of the MQUSTVA ever reaches zero, the MQUSTVA will stay at 0 and MerQube’s index committee may, but is not required to, terminate the MQUSTVA.

Calculation of Leverage Factor

The Leverage Factor is calculated once each week on the Index Rebalance Day (typically Friday) based on the quotient of the Volatility Target divided by one-week implied volatility of the QQQ, subject to the maximum Leverage Factor of 500% and minimum Leverage Factor of 0%. The implied volatility of the QQQ will be calculated based on the value of listed options on QQQ as described in greater detail below. Expressed as a formula:

Where:

=	the Leverage Factor in respect of a particular Index Rebalance Day rb;

=	the one week implied volatility of the QQQ in respect of Index Rebalance Day rb (calculated as described in greater detail below);

=	35%; and

=	500%.

Calculation of Implied Volatility

Volatility is a measure of the degree of variation in the value of an asset over a period of time. Implied volatility is a method of estimating the market’s expectation of the future volatility of an asset based on the prices of options contracts on that asset. The Leverage Factor is calculated based on the implied volatility of listed options on the QQQ with a one week expiration.

Specifically, the Index Calculation Agent will reference out-of-the-money call and put options on the QQQ centered around an at-the-money strike price with a scheduled expiry on the immediately following Index Rebalance Day. These options will include (i) put options with strikes at or below the at-the-money strike price, and (ii) call options with strikes at or above the at-the-money strike price. In addition, the Index Calculation Agent adjusts the price of any American-style options that are selected, to approximate a European option price for such option. The at-the-money strike price refers to the “forward price” of the QQQ, which is determined based on the current price of the QQQ, any expected dividend payments, and the interest rates derived from official closing prices of SOFR 3-month futures.

Prior to April 13, 2023, the official closing prices of Eurodollar futures, which referenced 3-month USD LIBOR rates, were used to calculate the at-the-money strike price.

These calculations are performed as of each Index Rebalance Day with respect to the end of each minute during the period from and including 2:30 p.m. to but excluding 3:00 p.m. (EST) and the one-week implied volatility of the QQQs is calculated as the arithmetic average of implied volatility levels for the selected weekly options on the QQQ, as described above, at the end of each minute during the period. If options data is not available on an Index Rebalance Day during that period, the Index Calculation Agent may use the most recent time period on that day for which options data was available to perform the relevant calculations, if, in the Index Calculation Agent’s discretion, the data from such period is an accurate reflection of the current level of volatility in the market.

Further details on the method by which implied volatility is calculated for the MQUSTVA is publicly available, and you should undertake your own investigation into the method by which implied volatility is calculated or any assumptions on which this methodology may be based. The actual volatility of the MQUSTVA may not correspond with the Target Volatility, particularly during (i) periods of excessive volatility or (ii) periods where there is a significant difference between implied and realized volatility. Because the Leverage Factor is calculated on a weekly basis, it may take multiple days for the Leverage Factor to reflect changes based on the implied volatility of the QQQ. The MQUSTVA may underperform an alternative investment that more directly tracks the relevant market volatility or employs an alternative method of calculating volatility. There can be no guarantee that the method by which implied volatility is determined will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.

Calculation of QQQ Position

The performance of the QQQ Position is excess return and is represented by the MQROQQE1. The level of the MQROQQE1 is calculated as the total return performance of the QQQ (represented by the MQROQQTU) minus a notional financing cost (based on SOFR plus a spread of 0.5% per annum). An excess return is a measure of the extent to which a particular asset outperforms another market measure and is determined by comparing the asset’s rate of return to a benchmark rate. The notional financing cost (i.e., SOFR plus a spread of 0.5% per annum) is intended to approximate the cost of maintaining a position in the QQQ using borrowed funds. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The deduction of the notional financing cost will reduce the performance of the QQQ Position and, therefore, adversely affect the performance of the MQUSTVA.

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Specifically, on each Index Calculation Day, the level of the QQQ Position, represented by the MQROQQE1, is calculated by adjusting the level of the QQQ Position as of the immediately preceding Index Calculation Day to reflect the percentage change of the MQROQQTU from the immediately preceding Index Calculation Day net of the deduction of the notional financing cost that has accrued since the immediately preceding Index Calculation Day, calculated on the basis of the actual number of calendar days elapsed and a 360 day year (i.e., ACT/360 basis). Expressed as a formula:

Where:

=	the level of the MQROQQE1 on Index Calculation Day ;

=	the level of the MQROQQE1 on the Index Calculation Day immediately preceding Index Calculation Day ;

=	the level of the MQROQQTU on Index Calculation Day ;

=	the level of the MQROQQTU on the Index Calculation Day immediately preceding Index Calculation Day ;

=	SOFR as of the Index Calculation Day immediately preceding Index Calculation Day ;

=	0.5% per annum; and

=	the number of calendar days from the Index Calculation Day immediately preceding Index Calculation Day t to Index Calculation Day t.

The MQROQQE1 is sponsored, administered and calculated by MerQube. The MQROQQTU was first calculated on December 18, 2025 and is calculated using a base value of 5104.75278917811 as of the base date of February 9, 2024. The MQROQQE1 is scheduled to be calculated on each day on which the NASDAQ is scheduled to open for trading for its regular trading session and is published on Bloomberg under the ticker “MQROQQE1”.

The MerQube ETF QQQ Total Return Index

The MQROQQTU is designed to track the total return of the QQQ. “Total return” refers to a method of calculating the return of an asset or basket of assets, in this case the QQQ, while taking into account any applicable ordinary and special dividends without applying any withholding tax rate. These dividends are “reinvested” into additional shares of the relevant asset.

The level of the MQROQQTU on a particular Index Calculation Day is based on the number of shares of the QQQ comprising the MQROQQTU as of such Index Calculation Day and the price of the QQQ. The number of shares of the QQQ reflected in the MQROQQTU will be adjusted to reflect the reinvestment of dividends as well as corporate actions and market events affecting the QQQ. The reinvestment of dividends (i.e., “purchase” of additional shares of the QQQ based on the dividend “received” in respect of existing shares reflected in the MQROQQTU) will be made as of the relevant market close.

The MQROQQTU is sponsored, administered and calculated by MerQube. The MQROQQTU was first calculated on December 15, 2023 and is calculated using a base value of 580.52 as of the base date of January 7, 2005. The MQROQQTU is scheduled to be calculated on each day on which the NASDAQ is scheduled to open for trading for its regular trading session and is published on Bloomberg under the ticker “MQROQQTU”.

The Invesco QQQ TrustSM, Series 1

The QQQ is a unit investment trust designed to generally correspond to the price and yield performance of the NASDAQ 100 Index®. The QQQ will, under most circumstances, consist of all of stocks in the NASDAQ 100 Index®. The NASDAQ 100 Index® includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. The QQQ and the NASDAQ 100 Index® are rebalanced quarterly and reconstituted annually. The QQQ’s sponsor is Invesco Capital Management LLC. Shares of the QQQ are listed on the Nasdaq Stock Market under the symbol “QQQ.”

The NASDAQ-100® Index

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of both U.S. and non-U.S. non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NASDAQ-100 Index® which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The NASDAQ-100 Index® composition is reviewed on an annual basis in December. Nasdaq, Inc. publishes the NASDAQ-100 Index®. Current information regarding the market value of the Nasdaq-100 Index® is available from Nasdaq, Inc. as well as numerous market information services.

The share weights of the component securities of the NASDAQ-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ-100 Index® is directly proportional to the value of its share weight.

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Index Calculation

At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NASDAQ-100 Index®. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;

•	the security must be issued by a non-financial company (any industry other than financials) according to the Industry Classification Benchmark (ICB);

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must generally be a common stocks, ordinary shares, American Depositary Receipts (ADRs), or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NASDAQ-100 Index®, nor are the securities of investment companies). Companies organized as Real Estate Investment Trusts (“REITs”) are not eligible for index inclusion. If the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the "issuer" are references to the underlying security and the total shares outstanding (“TSO”) is the actual depositary shares outstanding as reported by the depositary banks;

•	the security must have a three-month average daily trading volume of at least 200,000 shares;

•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the index management committee;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by Nasdaq, Inc. without regard to the notes.

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Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. Eligible securities that are already in the NASDAQ-100 Index® and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NASDAQ-100 Index® subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the Nasdaq-100 Index® that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by NASDAQ OMX to become ineligible for continued inclusion in the NASDAQ-100 Index®, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NASDAQ-100 Index®. Issuers that are added as a result of a spin-off are not replaced until after they have been included in a reconstitution.

Index Maintenance

In addition to the Ranking Review, the securities NASDAQ-100 Index® are monitored every day by Nasdaq, Inc. with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq, Inc. has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NASDAQ-100 Index® as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq, Inc. adjusts the divisor to ensure that there is no discontinuity in the level of the NASDAQ-100 Index® that might otherwise be caused by any of those changes. All changes will be announced in advance.

Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with Nasdaq, Inc.’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1%).

This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, Nasdaq, Inc. may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NASDAQ-100 Index®.

If either one or both of these weight distribution requirements are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough of an amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by just enough amount for the “collective weight,” so adjusted, to be set to 40%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NASDAQ-100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, Nasdaq, Inc. may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.

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Index Governance

The MQUSTVA is overseen by an index committee that is made up of MerQube staff. In the case of any scenario occurring that is not explicitly covered in the index methodology, the index committee will use its discretion to determine the action to be taken. MerQube and/or the index committee may also make determinations regarding matters such as recalculations and changes in the methodology used to calculate the MQUSTVA or adjustments. These determinations may (but are not required to) be related to market events and developments or the availability of or changes to reference measures used in the calculation of the MQUSTVA. MerQube may also decide to terminate the calculation of the MQUSTVA.

License Agreement

We have entered into a license agreement with MerQube that provides, in exchange for a fee, of the right to use the index described herein which is owned and published by MerQube. MerQube had no obligation and will not have any obligation to consider your interests as an investor in their role in developing the guidelines and policies governing the MQUSTVA or making judgments that may affect the level the MQUSTVA. Investment suitability must be determined individually for each investor, and investments linked to the MQUSTVA may not be suitable for all investors.

MerQube is not the issuer or producer of any investment linked to the MQUSTVA and MerQube has no duties, responsibilities, or obligations to investors in any such investment. The MQUSTVA is calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each a “Data Provider”). MerQube is a registered trademark of MerQube. This trademark has been licensed for certain purposes by us, including in our capacity as the issuer of investments linked to the MQUSTVA. Such investments are not sponsored, endorsed, sold or promoted by MerQube, any Data Provider, or any other third party, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Input Data, MQUSTVA or any associated data.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated March 25, 2025, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on March 25, 2025.

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